       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 2001
                                            REGISTRATION STATEMENT NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                               VCAMPUS CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                                   54-1290319
    (State or other jurisdiction                      (I.R.S. Employer
  of incorporation or organization)                   Identification No.)

                      1850 CENTENNIAL PARK DRIVE, SUITE 200
                             RESTON, VIRGINIA 20191
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive
                                    offices)

                                 DANIEL J. NEAL
                             CHIEF EXECUTIVE OFFICER
                               VCAMPUS CORPORATION
                      1850 CENTENNIAL PARK DRIVE, SUITE 200
                             RESTON, VIRGINIA 20191
                                 (703) 893-7800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:

                                 KEVIN A. PRAKKE
                        WYRICK ROBBINS YATES & PONTON LLP
                        4101 LAKE BOONE TRAIL, SUITE 300
                          RALEIGH, NORTH CAROLINA 27607
                                 (919) 781-4000
                               FAX (919) 781-4865

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================
     TITLE OF EACH CLASS                          PROPOSED MAXIMUM    PROPOSED MAXIMUM
      OF SECURITIES TO           AMOUNT TO BE      OFFERING PRICE    AGGREGATE OFFERING        AMOUNT OF
        BE REGISTERED            REGISTERED(1)      PER SHARE(2)          PRICE(2)          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------
Common Stock,
  no par value per share.....  726,217 shares          $1.71             $1,241,831             $310.46
===============================================================================================================

(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for resale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the outstanding shares of our common stock.

(2) Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Common Stock on the Nasdaq SmallCap Market on April 27, 2001, in accordance with Rule 457.

                              ---------------------


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

        The information in this prospectus is not complete. It might change. We cannot sell these securities until the registration statement that we have filed with the SEC is effective. This prospectus is not an offer to sell, nor does it solicit offers to buy, these securities in any state where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, DATED MAY 2, 2001

                                 726,217 SHARES

                                     [LOGO]

                                     VCAMPUS
                                  COMMON STOCK
                                  -------------

        This is a resale prospectus for the resale of up to 726,217 shares of our common stock by the selling stockholder listed herein. We will not receive any proceeds from the sale of the shares.

        Our common stock is traded on the Nasdaq SmallCap Market under the symbol "VCMP." On April 30, 2001, the last sale price of our common stock on the Nasdaq SmallCap Market was $1.99 per share.

        The selling stockholder may offer the shares through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or at privately negotiated prices. See "Plan of Distribution."

        Our principal executive offices are located at 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191, Attention: Investor Relations. Our telephone number at that location is (703) 893-7800.

        INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

        Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.


                  THE DATE OF THIS PROSPECTUS IS MAY __, 2001.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at "http:/www.sec.gov."

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

        1. Annual Report on Form 10-K for the year ended December 31, 2000;

        2. Definitive proxy statement on Schedule 14A for the 2001 annual meeting of stockholders, as filed on April 30, 2001; and

        3. The description of our common stock contained in our registration statements filed pursuant to Section 12 of the Exchange Act, as amended from time to time.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                               VCampus Corporation
                               Investor Relations
                      1850 Centennial Park Drive, Suite 200
                             Reston, Virginia 20191
                                 (703) 893-7800

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                   THE COMPANY

   VCampus Corporation creates and hosts online courseware delivery systems known as virtual campuses, or VCampuses, to meet corporate and institutional needs for education and training. VCampus is a leading e-Learning Application Service Provider, or ASP, that develops, manages and hosts turn-key, web-based learning environments for corporations, institutions of higher education and government agencies, enabling them to offer global distance learning solutions to their customers, employees, distributors, suppliers and students.

   The VCampus(R) e-Learning platform enables our customers to develop and execute learning strategies designed to make:

-  employees and  sales channels more productive;
-  their customers more satisfied and loyal; and
-  supply chains more efficient.

   VCampus allows customers to deliver on their Customer Relationship Management, or CRM, Enterprise Resource Planning, or ERP, and product-related strategic business plans through a rapidly deployed, outsourced, scalable e-Learning solution that is designed to ensure that affected individuals are trained to get maximum benefit out of a particular business initiative.

   We believe that our ASP approach to Web-based hosting of e-Learning software provides significant business advantages. We charge customers a relatively low fee to establish a customized VCampus, and we then charge them on either a subscription or usage basis for the service. We believe this model creates a consistent and more predictable revenue stream, as well as a significant "backlog" of revenue, for us. We believe that these factors, particularly when combined with the relatively high switching costs customers incur to change e-Learning service providers, provide a solid revenue base for us. We believe the advantages of the ASP model to customers, particularly in our target markets, are significant. VCampus offers:

-  a rapid, non-time-consuming implementation;

-  low up-front costs and a predictable recurring expense for the service;

-  access to world-class e-Learning and infrastructure talent;

-  anywhere, anytime learning;

-  consistent delivery of high-quality courseware; and

-  delivery of content from virtually any source.

   Although we have transitioned our business to focus primarily on our core online businesses, we also offer courseware through more traditional media, including on-site classroom training, diskette, CD-ROM and printed formats, through our HTR and Teletutor subsidiaries. In 2000, approximately 66% of our total revenues were derived from our online businesses.

   Our objectives are to be the leading e-Learning ASP for the corporate training, higher education, and government education markets, and to make our VCampus e-Learning platform the global standard for online delivery of corporate training and education courseware. Our strategies to achieve these objectives include continuing to: expand our customer base, develop brand recognition for our products and services, improve our customer service infrastructure, deliver high-demand courseware and upgrade our existing technologies to maintain our position as a leader in corporate e-Learning. Our strategy also includes enhancing the "stickiness" of our customer sites by converting more and more of the customer's proprietary content for online distribution through the VCampus platform. The intended result is increased penetration into the enterprise and enhanced customer loyalty.

   We target "middle market" companies (which we define as companies with annual sales of between $100 million and $1 billion, plus divisions of Global 2000 companies) primarily in the telecommunications, healthcare, utilities, information technology and financial services industries, as well as academic institutions, all of which we believe have relatively large training and education budgets, significant training needs and receptiveness to new technology. Our existing courseware library includes more than 3,500 online courses (including approximately 900 of which are available in multiple languages). These courses are in what we believe to be high-demand subject matter areas such as information technology, telecommunications, compliance/ OSHA, business, management and finance. We convert to our interactive online format courses that we believe are proven and popular in diverse subject matter areas. Through March 2001, we had approximately 65 VCampuses in operation and we had delivered over 1,900,000 courses to over 467,000 enrollees through our corporate and academic partnerships.

   The Company was incorporated in Virginia in July 1984 and reincorporated in Delaware in March 1985. Our principal executive offices are located at 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191 and our telephone number at that address is (703) 893-7800.

                                  THE OFFERING

Shares of common stock offered by us.........................None

Shares of common stock which may be...........................726,217(1)
 sold by the selling stockholder

Use of proceeds..............................................We will not receive any proceeds from the resale of shares offered
                                                             hereby, all of which proceeds
                                                             will be paid to the selling
                                                             stockholder.

Risk factors.................................................The purchase of our common stock involves a high degree of risk.
                                                             You should carefully review and
                                                             consider "Risk Factors" beginning
                                                             on page 6.

Nasdaq SmallCap Market Trading Symbol........................VCMP

-----------------------------
(1) Consists of: (a) 477,585 shares of common stock issuable upon conversion of our Series E preferred stock; (b) 158,632 shares of common stock issuable upon conversion of the Series E preferred stock issuable upon exercise of warrants;
(c) 30,000 shares of common stock issuable upon conversion of our estimate of the number of additional shares of Series E preferred stock that we might issue in payment of 6% annual in-kind dividends on our Series E preferred stock; and
(d) 60,000 shares of common stock issuable upon conversion of our estimate of the number of additional shares of Series E preferred stock that we have issued and might continue to issue in satisfaction of liquidated damages owed to the selling stockholder.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this prospectus discuss our plans and strategies for our business and are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are meant to identify these statements as forward-looking statements, but they are not the exclusive means of identifying them. The forward-looking statements in this prospectus reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed or implied by these statements, including:

        - our limited operating history in targeted markets

        - our history of losses and negative operating cash flows

        - our future capital needs and the uncertainty of additional funding

        - difficulties in managing rapid growth

        - competition

        - a developing market, rapid technological changes and new products

        - our dependence on online distribution

        - our substantial dependence on courseware and third-party courseware providers

        - our substantial dependence on third-party technology

        - our limited marketing experience and substantial dependence on third-party distribution

        We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our common stock, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see the "Risk Factors" section of this prospectus. In light of the risks and uncertainties discussed in "Risk Factors" and elsewhere in this prospectus, events referred to in forward-looking statements in this prospectus might not occur.

                                  RISK FACTORS

        You should be aware that there are various risks to an investment in our common stock, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

        If any of the following risks, or other risks not presently known to us or that we currently believe to not be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected. If that happens, the market price of our common stock could decline, and you may lose all or part of your investment.

        This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, and in any documents incorporated in this prospectus by reference.

        WE HAVE INCURRED LOSSES AND ANTICIPATE FUTURE LOSSES. We have incurred significant losses since our inception in 1984, including net losses of $19.8 million, $8.5 million and $12.4 million for the years ended December 31, 1998, 1999 and 2000. As of December 31, 2000, we had an accumulated deficit of $70.6 million, stockholder's equity of $3.0 million and a working capital deficit of $2.0 million. We expect losses from operations to continue at least through the second quarter of 2001 until our online revenue stream matures. For these and other reasons, we cannot assure you that we will ever operate profitably.

        WE HAVE A LIMITED OPERATING HISTORY. Although the Company was founded in 1984, we changed our business focus in 1993 to take advantage of, among other things, the market opportunities we saw for online education that resulted from technological developments relating to the Internet. We introduced our first revenue-generating Web-based course in Spring 1996. Given our limited operating history in the online education and training business, we cannot assure you that our online revenues will grow.

        WE MAY NOT BE ABLE TO MEET OUR ONLINE BUSINESS OBJECTIVE. Our key objective is to be the leading provider of online courseware for the corporate training and education market. Pursuing this objective may significantly strain our administrative, operational and financial resources. We cannot assure you that we will be able to find, train and retain qualified administrative personnel, or do so on a timely basis, or that we will have the operational, financial and other resources to the extent required to meet our online business objective.

        WE WILL NEED TO RAISE ADDITIONAL CAPITAL. In the near future, we will need to raise additional funds through public or private sale of our equity or debt securities or from other sources for the following purposes:

        - to build our core online business; and

        - to maintain compliance with Nasdaq listing requirements.

        As of the date of this filing, we have initiated efforts to raise additional capital. We cannot assure you, however, that additional funds will be available when we need them, or that if funds are available, they will be on terms favorable to us and our stockholders. If we are unable to obtain sufficient funds or if adequate funds are not available on terms acceptable to us, we may be unable to meet our business objectives. A lack of sufficient funds could also prevent us from taking advantage of important opportunities or being able to respond to competitive conditions. Any of these results could have a material adverse effect on our business, financial condition and results of operations.

        Our need to raise additional funds could also directly and adversely affect your investment in our common stock in another way. When a company raises funds by issuing shares of stock, the percentage ownership of the existing stockholders of that company is reduced or diluted. If we raise funds in the future by issuing additional shares of stock, you may experience significant dilution in the value of your shares. Additionally, certain types of equity securities that we may issue in the future could have rights, preferences or privileges senior to your rights as a holder of our common stock.

        WE FACE UNCERTAINTIES AND RISKS RELATING TO OUR NASDAQ SMALLCAP MARKET LISTING. Our common stock is currently listed on the Nasdaq SmallCap Market. Nasdaq has certain requirements that a company must meet in order to remain listed on the Nasdaq SmallCap Market. If we continue to experience losses from our operations or if we are unable to raise additional funds, we may not be able to maintain the standards for continued quotation on the Nasdaq SmallCap Market.

        The Nasdaq SmallCap Market is a significantly less active market than the Nasdaq National Market. You could find it more difficult to dispose of your shares of our common stock than if our common stock were listed on the Nasdaq National Market.

        Furthermore, Nasdaq recently adopted new rules that make continued listing of companies on the Nasdaq SmallCap Market more difficult. If as a result of the application of these new rules, our common stock were delisted from the Nasdaq SmallCap Market, it could be more difficult for us to obtain other sources of financing in the future. Moreover, if our common stock were delisted from the Nasdaq SmallCap Market, our stock could be subject to what are known as the "penny stock" rules. The "penny stock" rules place additional requirements on broker-dealers who sell or make a market in such securities. Consequently, if we were removed from the Nasdaq SmallCap Market, the ability or willingness of broker-dealers to sell or make a market in our common stock could decline. As a result, your ability to resell your shares of our common stock could be adversely affected.

        THE LARGE NUMBER OF OUR SHARES ELIGIBLE FOR FUTURE SALE COULD HAVE AN ADVERSE IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK. A large number of shares of common stock already outstanding, or issuable upon exercise of options or warrants, is eligible for resale, which may adversely affect the market price of our common stock. As of December 31, 2000, we had 9,508,509 shares of common stock outstanding, an additional 2,400,749 shares were issuable upon conversion of outstanding preferred stock and another 6,233,410 shares upon exercise of outstanding warrants and options. Substantially all of the shares subject to outstanding warrants and options will, when issued upon exercise, be available for immediate resale in the public market pursuant to currently effective registration statements under the Securities Act of 1933, as amended, or pursuant to Rule 701 promulgated thereunder. Some of the shares that are or will be eligible for future sale have been or will be issued at discounts on the market price of our common stock on the date of issuance. Resales or the prospect of resales of these shares may have an adverse effect on the market price of our common stock.

        WE SUBSTANTIALLY DEPEND ON THIRD-PARTY RELATIONSHIPS. We rely on maintaining and developing relationships with academic institutions and businesses that provide content for our products and services and with companies that provide the Internet and related telecommunications services used to distribute our products and services to customers.

        We have relationships with a number of academic institutions and businesses that provide us with course content for our online products and services. Many of the agreements we have entered into with these content providers limit our use of their course content, some do not cover use of any future course content and most may be terminated by either party upon breach or bankruptcy. Given our plans to introduce additional online courses in the future, we will need to license new course content from existing and prospective content providers. However we might not be able to maintain and modify, if necessary, our existing agreements with content providers, or successfully negotiate agreements with prospective content providers. If the fees we pay to acquire content increase, our results of operations could be adversely affected. We might not be able to license course content at commercially reasonable rates or at all.

        We depend heavily on third-party providers of Internet and related telecommunications services. In order to reach customers, our products and services have to be compatible with the web browsers they typically use. Our customers have access to us through their arrangements with Internet service providers.

        For the academic institutions and businesses that provide content for our products and services, the companies that provide the Internet and related telecommunications services used to distribute our products and services to customers, and the web-site operators that provide links to our company web-sites, we cannot assure you that:

        - they regard their relationships with us as important to their own businesses and operations;

        - they will not reassess their commitment to our products or services at any time in the future;

        - they will not develop their own competitive products or services;

        - the products or services by which they provide access or links to our products or services will achieve market acceptance or commercial success; or

        - our relationships with them will result in successful product or service offerings or generate significant revenues.

        If one or more of these entities fail to achieve or maintain market acceptance or commercial success, or if one or more of the entities that do succeed decide to end their relationship with us, it could have a material adverse effect on our company. Likewise, if our position on a web browser is terminated, or if one of our competitors secures an exclusive arrangement with respect to positioning on a web browser, traffic on our web-sites would be significantly reduced, which could have a material adverse effect on our results of operations.

        We sell a significant amount of products and services through resellers and strategic partners. We might not be able to attract resellers and partners that can market our products effectively and provide timely and cost-effective customer support and service. Some of our resellers and partners compete with one another and with prospective resellers of our products. Conflicts among resellers and partners can potentially have an adverse effect on our operations, such as when a reseller requires us to refrain from linking our products with competing products. We may be adversely affected by pricing pressure or other adverse consequences of competition or conflict among or with our resellers and partners, or should any reseller or partner fail to adequately penetrate its market segment. The inability to recruit, manage or retain important resellers or partners, or their inability to penetrate their respective market segments, would materially adversely affect our company.

        WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY. The market for educational and training products and services is highly competitive and we expect that competition will continue to intensify. There are no substantial barriers to entry into our business, and we expect that established and new entities will enter the market for online educational and training products and services in the near future.

        A number of our existing competitors, as well as a number of potential new competitors (including some of our strategic partners), have longer operating histories, greater name recognition, larger customer bases, more diversified lines of products and services and significantly greater resources than we do. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers. In competing against us, our strategic partners could use information obtained from us to gain an additional competitive advantage over us. Our current and potential competitors might develop products and services that are superior to ours or that achieve greater market acceptance than ours. We might not compete effectively and competitive pressures might have a material adverse effect on our business, financial condition and results of operations.

        WE DEPEND ON KEY PERSONNEL. Our future success depends on the continued contributions of our key senior management personnel, some of whom have worked together for only a short period of time. Certain of our executive officers, including Narasimhan P. Kannan, Chairman of the Board of Directors and Daniel J. Neal, Chief Executive Officer, have employment agreements and we maintain "key man" life insurance in the amount of $1 million each on Mr. Kannan and Mr. Neal. Neither the insurance nor the employment agreements will necessarily fully compensate us for, or preclude, the loss of services of these executive officers. The loss of services of any of our key management personnel, whether through resignation or other causes, or the inability to attract qualified personnel as needed, could have a material adverse effect on our financial condition and results of operation.

        WE ANTICIPATE SIGNIFICANT FLUCTUATIONS IN OUR QUARTERLY RESULTS. Our expense levels are based in part on our expectations as to future revenues. Quarterly sales and operating results generally depend on the licensing and support revenues, online revenues and development and other revenues, which are difficult to forecast. We may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant revenue shortfall would have an immediate adverse impact on our business and financial condition.

        Our operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of our control. These factors include:

        - demand for online education;

        - acceptance and usage of the Internet;

        - the budgeting cycles of customers;

        - seasonality of revenues corresponding to academic calendars;

        - capital expenditures and other costs relating to the expansion of operations;

        - the introduction of new products or services by us or our competitors;

        - the mix of the products and services sold and the channels through which those products and services are sold;

        - pricing changes; and

        - general economic conditions.

        As a strategic response to a changing competitive environment, we may elect from time to time to make certain pricing, service or marketing decisions that could have a material adverse effect on us. We believe that period-to-period comparisons of our operating results should not be relied upon as an indication of future performance. Due to all of the foregoing factors, it is possible that in some future quarter, our operating results will be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely be materially and adversely affected.

        WE RELY ON SIGNIFICANT CUSTOMERS. A significant portion of our revenues is generated by a limited number of customers. We expect that we will continue to depend on large contracts with a limited number of significant customers through the near future. This situation can cause our revenue and earnings to fluctuate between quarters based on the timing of contracts. Most of our customers have no obligation to purchase additional products or services from us. Consequently, if we fail to develop relationships with significant new customers, our business, financial condition and results of operations will be materially and adversely affected.

        WE DEPEND ON THE INCREASED USAGE AND STABILITY OF THE INTERNET. The future of the Internet as a center of commerce and information exchange will depend in significant part on the following factors:

        - continued rapid growth in the number of households and commercial, educational and government institutions with access to the Internet;

        - the level of Internet usage by individuals;

        - the number and quality of products and services designed for use on the Internet; and

        - expansion of the Internet infrastructure.

        Because usage of the Internet as a medium for online education, exchange of information, advertising, merchandising and entertainment is a recent phenomenon, it is difficult to predict whether the number of users will continue to increase and whether any significant market for our online products and services, or any substantial commercial use of the Internet, will develop. It is also uncertain whether the cost of Internet access will decrease. If Internet communication fails to achieve increased acceptance and does not become accessible to a broad audience at moderate costs, the viability of Internet commerce and the market for our products and services will be jeopardized.

        The success of our business also depends on a significant expansion of the Internet infrastructure to provide adequate Internet access and proper management of Internet traffic. It also needs to be expanded to provide a substantial amount of public education to increase confidence in the integrity and security of Internet commerce and communication. If the Internet infrastructure is not adequately expanded or managed, or if our products and services do not achieve sufficient market acceptance, then our business, financial condition and results of operations will be materially and adversely affected.

        WE FACE THE RISK OF SYSTEM FAILURES AND CAPACITY CONSTRAINTS. A key element of our strategy is to generate a high volume of online traffic to our products and services. Accordingly, the performance of our products and services is critical to our reputation, our ability to attract customers and market acceptance of our products and services. Any system failure that causes interruptions in the availability or increases response time of our products and services would result in less traffic to our web-sites and, especially if sustained or repeated, would reduce the attractiveness of our products and services. An increase in the volume of use of our products and services could strain the capacity of the software or hardware we use or the capacity of our network infrastructure, which could lead to slower response time. We experienced capacity constraints in early 1999, and might again. Any failure to expand the capacity of our hardware or network infrastructure on a timely basis or on commercially reasonably terms would have a material adverse effect on our business. We also depend on web browsers and Internet service providers for access to their products and services, and users may experience difficulties due to system failures unrelated to our systems, products and services.

        WE FACE SECURITY RISKS. We include in our products certain security protocols that operate in conjunction with encryption and authentication technology. Despite these technologies, our products may be vulnerable to break-ins and similar disruptive problems caused by online users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through our computer systems and the computer systems of end-users, which may result in significant liability for us and may also deter potential customers. For example, computer "hackers" could remove or alter portions of our online courseware. Persistent security problems continue to plague the Internet, the Web and other public and private data networks. Alleviating problems caused by third parties may require us to make significant expenditures of capital and other resources and may cause interruptions, delays or cessation of service to our customers and to us. Moreover, our security and privacy concerns and those of existing and potential customers, as well as concerns related to computer viruses, may inhibit the growth of the online marketplace generally, and our customer base and revenues in particular. We attempt to limit our liability to customers, including liability arising from a failure of the security features contained in our products, through contractual provisions limiting warranties and disallowing damages in excess of the price paid for the products and services purchased. However, these limitations might not be enforceable. We currently do not have product liability insurance to protect against these risks and insurance might not be available to us on commercially reasonable terms or at all.

        WE FACE AN UNDEVELOPED AND RAPIDLY CHANGING MARKET FOR OUR PRODUCTS AND SERVICES. The market for our products and services is rapidly evolving in response to recent developments relating to online technology. The market is characterized by evolving industry standards and customer demands and an increasing number of market entrants who have introduced or developed online products and services. It is difficult to predict the size and growth rate, if any, of this market. As is typical in the case of a rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Moreover, critical issues concerning the commercial use of online networks (including reliability, cost, ease of use and access, quality of service and market acceptance) remain unresolved and may impact potential future growth. Although costs have been decreasing while ease of use, market acceptance and access have been increasing, we cannot assure that these trends will continue. Our future success will depend in significant part on our ability to continue to improve the performance, features and reliability of our products and services in response to both evolving demands of the marketplace and competitive product offerings, and we cannot assure that we will be successful in developing, integrating or marketing such products or services. In addition, our new product releases may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence and adversely affecting our business.

        THERE ARE RISKS RELATING TO OUR INTELLECTUAL PROPERTY RIGHTS. We regard our copyrights, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success, and we rely upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights.

        We have had certain trademark applications denied and may have more denied in the future. We will continue to evaluate the need for registration of additional marks as appropriate. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or services or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary to protect our proprietary technology. Any such litigation may be time-consuming and costly, cause product release delays, require us to redesign our products or services or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon us. These royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. Our means of protecting our proprietary rights might not be adequate and our competitors might independently develop similar technology, duplicate our products or services or design around patents or other intellectual property rights we have. In addition, distributing our products through online networks makes our software more susceptible than other software to unauthorized copying and use. For example, online delivery of our courseware makes it difficult to ensure that others comply with contractual restrictions, if any, as to the parties who may access such courseware. We allow users to download electronically certain of our courseware content, which could adversely affect our ability to collect payment from users that obtain copies from our existing or past customers. If, as a result of changing legal interpretations of liability for unauthorized use of our software or otherwise, users were to become less sensitive to avoiding copyright infringement, we would be materially adversely affected.

        WE FACE GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES. There are currently few laws or regulations that directly apply to activities on the Internet. We believe that we are not currently subject to direct regulation by any government agency in the United States, other than regulations that are generally applicable to all businesses. A number of legislative and regulatory proposals are under consideration by federal and state lawmakers and regulatory bodies and may be adopted with respect to the Internet. Some of the issues that these laws and regulations may cover include user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the projected demand for our products and services or increase our cost of doing business. The applicability to the Internet of existing U.S. and international laws governing issues such as property ownership, copyright, trade secret, libel, taxation and personal privacy is uncertain and developing. Any new legislation or regulation, or application or interpretation of existing laws, could have a material adverse effect on our business, results of operations, financial condition and prospects.

        WE COULD ISSUE PREFERRED STOCK AND TAKE OTHER ACTIONS THAT MIGHT DISCOURAGE THIRD PARTIES FROM ACQUIRING US. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares. We currently have outstanding three classes of preferred stock. The rights of the holders of the common stock are subject to the rights of the holders of our outstanding preferred stock, and will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuing preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of our company. Furthermore, the preferred stock may have other rights, including economic rights, senior to our common stock, and as a result, issuing preferred stock could have a material adverse effect on the market value of our common stock.

        Certain provisions of our certificate of incorporation and our bylaws could make it more difficult for a third party to acquire, and could discourage a third party from attempting to acquire, control of our company. Some of them eliminate the right of stockholders to act by written consent and impose various procedural and other requirements which could make it more difficult for stockholders to undertake certain corporate actions.

These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may have the effect of delaying or preventing a change in control of our company. We may in the future adopt other measures that may have the effect of delaying, deferring or preventing a change in control of our Company. Certain of these measures may be adopted without any further vote or action by the stockholders, although we have no present plans to adopt any such measures. We are also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of our company, impede a merger, consolidation or other business combination involving our company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our Company.

        WE MIGHT NOT BE ABLE TO USE NET OPERATING LOSS CARRYFORWARDS. As of December 31, 2000, we had net operating loss carryforwards for federal income tax purposes of approximately $ 47.1 million, which will expire at various dates through 2020. Our ability to use these net operating loss and credit carryforwards to offset future tax obligations, if any, may be limited by changes in ownership. Any limitation on the use of net operating loss carryforwards, to the extent it increases the amount of federal income tax that we must actually pay, may have an adverse impact on our financial condition.

        WE DO NOT PRESENTLY ANTICIPATE PAYING CASH DIVIDENDS ON OUR COMMON STOCK. We intend to retain all earnings for the foreseeable future for funding our business operations. In addition, our outstanding preferred stock and credit facilities contain restrictions on our ability to declare and pay dividends on our common stock. Consequently, we do not anticipate paying any cash dividends on our common stock for the foreseeable future.

        THE OFFER AND SALE OF SHARES OF PREFERRED STOCK TO THE SELLING STOCKHOLDER UNDER THE PRIVATE EQUITY LINE ARRANGEMENT MIGHT HAVE VIOLATED SECURITIES LAWS. In a convertible transaction like our sale of convertible preferred stock to the selling stockholder, the issuer of such securities generally may register the resale of securities prior to their issuance if the issuer has completed a valid exempt sale of the securities to the investor, and the investor is at market risk at the time of filing of the registration statement. Because the selling stockholder might not be deemed to have been at market risk prior to filing of the original registration statement covering its shares in November 1999, the transaction might not have qualified for an exemption from the registration requirements of the Securities Act of 1933. If such transaction is deemed to have violated the Securities Act of 1933, the selling stockholder would have the right, for a period of up to one year from the date of its purchase of preferred stock, to recover the cash it paid, or, if it had already sold the stock, sue for damages resulting from its purchase. These damages could total up to the full approximately $5.5 million plus interest that the selling stockholder purchased under the equity line. If this occurs, our business, results of operations and financial condition would be harmed. In particular, such an occurrence would have a material adverse effect on our liquidity position and our ability to meet short-term obligations and we might not be able to secure alternative financing on favorable terms or at all.


                                 USE OF PROCEEDS

                We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling shareholder. We are registering the shares for sale to provide the holder thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holder thereof.

                                 CAPITALIZATION

The following table sets forth the capitalization of the Company as of December 31, 2000: (i) on an actual basis and (ii) on a pro forma basis to reflect the issuance of unsecured promissory notes with an aggregate principal balance of $1,150,000 in February 2001 and the exchange of those notes for shares of common stock and stock purchase warrants in March 2001. This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto incorporated by reference in this Prospectus.

                                                      December 31, 2000
                                                      -----------------
                                                      Actual      Pro Forma
                                                      ------      ---------
                                                      (in thousands, except
                                                         share data)

Long-term debt                                           $ -         $ -

Stockholders' equity:
  Series C Convertible Preferred Stock,
    $0.01 par value per share; 1,000,000 shares
    authorized, 623,339 shares issued and
    outstanding                                            6           6
  Series D Convertible Preferred Stock,
    $0.01 par value per share; 1,200,000 shares
    authorized, 1,070,643 shares issued and
    outstanding                                           11          11
  Series E Convertible Preferred Stock,
    $0.01 par value per share; 3,000,000 shares
    authorized, 574,557 shares issued and
    outstanding                                            6           6
  Common stock, $0.01 par value per share;
    36,000,000 shares authorized, 9,508,509
    and 10,871,391 shares issued and
    outstanding actual and pro forma,
    respectively(1)                                       95         109
  Additional paid-in capital(1)                       73,499      74,848
  Accumulated deficit(1)                            (70,586)    (70,799)
                                                    --------    --------
         Total stockholders' equity                    3,031       4,181
                                                       -----       -----
               Total capitalization                    3,031       4,181
                                                       -----       -----

----------------------------------------

(1) The aggregate principal and accrued interest of the promissory notes was exchanged for common stock based on the fair value of the common stock on the date of the exchange. Had the issuance of the promissory notes and the exchange taken place on December 31, 2000, the Company would have issued 1,362,882 shares of common stock. Warrants to purchase 287,500 shares of common stock were issued in connection with the exchange. The value of these warrants ($212,750) was recognized as a cost of the exchange.

                               SELLING STOCKHOLDER

        The shares offered under this prospectus may be sold from time to time for the account of the selling stockholder named in the following table. The table also contains information regarding the selling stockholder's beneficial ownership of shares of our common stock as of March 31, 2001, and as adjusted to give effect to the sale of the shares.

                                              Beneficial Ownership           Beneficial Ownership
                                               Prior to Offering              After Offering (1)
                                               -----------------              ------------------
                                                            Number
                                             Number       of Shares          Number       Percent
                                         of Shares (2)    to be Sold (3)    of Shares     of Class
                                         -------------    --------------    ---------     --------


Name

Hambrecht & Quist Guaranty Finance, LLC       676,217          726,217         -             -

----------------------------------------

(1) Assumes the sale of all the shares offered hereby. This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for resale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the outstanding shares of our common stock.
(2) Consists of 158,632 shares of common stock issuable upon conversion of the Series E preferred stock issuable upon exercise of warrants and 517,585 shares of common stock issuable upon conversion of preferred stock.
(3) Includes: (a) 30,000 total shares which we estimate we will need to satisfy our obligations relating to a 6% annual dividend on the Series E preferred stock, payable at our option in shares of our Series E preferred stock in lieu of cash; and (b) 20,000 shares which we estimate we will need to satisfy our remaining obligations for liquidated damages to the selling stockholder.

        From time to time from November 1999 through February 2001, we issued an aggregate of 1,551,063 shares of Series E preferred stock, convertible into an equal number of shares of our common stock, to the selling stockholder in connection with our equity line of credit agreement with the selling stockholder dated May 4, 1999, as amended. We also issued warrants to the selling stockholder to purchase a total of 158,632 shares of common stock in connection with this equity line. We agreed to register all of these shares, along with dividends payable in Series E preferred stock, and to pay substantially all of the expenses of offering them under this prospectus and the prior prospectus. Pursuant to registration statement No. 333-83885, as amended, the selling stockholder sold 1,077,998 shares of common stock, leaving the remaining 631,697 shares unsold, which remaining shares were deregistered in early March 2001. This registration statement will register for resale these remaining 631,697 shares, together with additional shares representing our estimate of liquidated damages payable in stock and stock dividends to be paid on the Series E Preferred Stock.

                              PLAN OF DISTRIBUTION

The selling stockholder may offer the shares at various times in one or more of the following transactions:

        - on the Nasdaq SmallCap Market;

        - in the over-the-counter market;

        - in transactions other than market transactions;

        - in connection with short sales of Company shares;

        - by pledge to secure debts or other obligations;

        - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

        - purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

        - in a combination of any of the above.

        The selling stockholder may sell shares at market prices then prevailing, at prices related to prevailing market prices, at negotiated prices or at fixed prices.

        In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

        The selling stockholder may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholder, or they will receive commissions from purchasers of shares for whom they have acted as agents.

        THE SELLING STOCKHOLDER AND ANY BROKER-DEALERS WHO ACT IN CONNECTION WITH THE SALE OF THE SHARES HEREUNDER MAY BE DEEMED TO BE "UNDERWRITERS" WITHIN THE MEANING OF THE SECURITIES ACT, AND ANY COMMISSIONS THEY RECEIVE AND PROCEEDS OF ANY SALE OF THE SHARES MAY BE DEEMED TO BE UNDERWRITING DISCOUNTS AND COMMISSIONS UNDER THE SECURITIES ACT.

        The selling stockholder has advised us that Brean Murray & Co., Inc. has agreed to act as a selling agent for the selling stockholder for the resale of all remaining shares the selling stockholder acquired under the equity line agreement. Brean Murray & Co., Inc. is not affiliated with the selling stockholder or the Company. No volume limitations will be placed on sales and either party will be free to terminate the arrangement at any time. Except as described herein, we know of no existing arrangements between the selling stockholder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

        We will pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also agreed to indemnify the selling stockholder and certain related persons against certain liabilities, including liabilities under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

        We have advised the selling stockholder that during such time as it may be engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby.

        This offering will terminate on the earlier of (a) the date on which the shares are eligible for resale without restrictions pursuant to Rule 144(k) under the Securities Act, or (b) the date on which all shares offered by this prospectus have been sold by the selling stockholder.

                                     EXPERTS

        The consolidated financial statements of VCampus Corporation appearing in VCampus Corporation's Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina. As of the date hereof, partners of that firm beneficially owned approximately 2,839 shares of the Company's Series D Convertible Preferred Stock.

================================================================================


        NO ONE (INCLUDING ANY SALESMAN OR BROKER) IS AUTHORIZED TO PROVIDE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING THAT IS NOT INCLUDED IN THIS PROSPECTUS.

                             ----------------------

                                TABLE OF CONTENTS

                                            Page
                                            ----

Where You Can Find More Information ........    2
The Company.................................    3
The Offering................................    5
Special Note Regarding Forward-Looking
  Statements................................    5
Risk Factors................................    7
Use of Proceeds..............................  13
Capitalization..............................   14
Selling Stockholder ........................   15
Plan of Distribution........................   16
Experts.....................................   17
Legal Matters...............................   17

                             ----------------------



                                 726,217 SHARES



                                     [LOGO]


                               VCAMPUS CORPORATION



                                  COMMON STOCK


                                   ----------
                                   PROSPECTUS
                                   ----------





                                     , 2001



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated expenses payable by the registrant in connection with the filing of this Form S-3 Registration
Statement:


          SEC registration..............................        $ 310.46
          Printing costs..................................      2,500.00
          Legal fees......................................     15,000.00
          Accounting fees and expenses..............            5,000.00
          Miscellaneous expenses...................             1,000.00

                                                            ------------
          Total...........................................    $23,810.46


ITEM 15         INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 ("Section 145") of the Delaware General Corporation Law, as amended, generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expense of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful, and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that, despite such adjudication, but in view of all the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction.

        Article VI of the Company's Bylaws provides in substance that, to the fullest extent permitted by Delaware law as it now exists or as amended, each director and officer shall be indemnified against reasonable costs and expenses, including attorneys' fees and any liabilities which he may incur in connection with any action to which he may be made a party by reason of his being or having been a director or officer of the Registrant. The indemnification provided by the Company's Bylaws is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

        Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

        Article VII of the Company's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the Delaware General Corporation Law.

        The Registrant maintains liability insurance insuring the Registrant's officers and directors against liabilities than they may incur in such capacities.

        Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16         EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)             Exhibits

                       EXHIBIT NO.                      DESCRIPTION
                       ---------------
                         3.1(a)          Amended and Restated Certificate of
                                         Incorporation, as currently in effect.
                         3.2(a)          Amended and Restated Bylaws, as currently in
                                         effect.
                         4.1(a)          Form of Common Stock certificate.
                         5.1             Opinion of Wyrick Robbins Yates & Ponton LLP
                       10.15(a)          Form of Online Educational Services Distribution
                                         Agreement.
                       10.16(a)          Form of University Master Agreement for Online
                                         Education Services.
                       10.17(a)          Form of Online Educational Services Agreement.
                       10.18(a)          Form of Inner Circle Online Educational Services
                                         Development and Distribution Agreement.
                       10.24(b)          Employment Agreement, dated January 1, 1997, with
                                         Michael W. Anderson.
                       10.25(b)          Employment Agreement, dated October 31, 1997,
                                         with Kamyar Kaviani.
                       10.26(b)          Employment Agreement, dated October 31, 1997,
                                         with Farzin Arsanjani.
                       10.27(b)          Employment Agreement, dated October 31, 1997,
                                         with Daniel J. Callahan, IV.
                       10.30(c)          Series C Preferred Stock and Warrant Purchase
                                         Agreement.
                       10.31(c)          Registration Rights Agreement, dated March 31,
                                         1998.
                       10.32(c)          Series D Preferred Stock Purchase Agreement,
                                         dated June 29, 1998.
                       10.33(c)          Amended and Restated Registration Rights
                                         Agreement, dated June 29, 1998.
                       10.34(c)          Certificate of Designations, Preferences and
                                         Rights of Series D Convertible Preferred Stock
                                         dated June 26, 1998.
                       10.35(d)          Certificate of Designations, Preferences and
                                         Rights of Series C Convertible Preferred Stock
                                         dated June 25, 1998.
                       10.40(e)          Form of Subscription Agreement for the $1.05
                                         million Spencer Trask Financing.
                       10.41(f)          Private Equity Line of Credit Agreement dated May
                                         4, 1999 with Hambrecht & Quist Guaranty Finance,
                                         LLC.
                       10.42(f)          Certificate of Designations, Preferences and
                                         Rights of Series E Convertible Preferred Stock.
                       10.43(f)          Convertible Debenture and Warrants Purchase
                                         Agreement dated June 4, 1999 with Excalibur
                                         Limited Partnership and BH Capital Investments,
                                         L.P. relating to the $2.5 million.
                       10.44(f)          Form of Convertible Debenture for the $2.5
                                         million convertible debenture financing in June
                                         1999.
                       10.45(g)          Asset Purchase Agreement relating to the sale of
                                         the Knowledgeworks division of HTR effective on
                                         June 30, 1999.
                       10.46(g)          Receivables factoring agreements, as amended,
                                         with Bankers Capital.
                       10.47(h)          Stock Purchase Agreement dated as of January 11,
                                         2000 by and among the Registrant and Mastech
                                         Corporation (now iGate Capital Corporation).

                       10.48(h)          Registration Rights Agreement dated as of January
                                         11, 2000 by and among the Registrant and Mastech
                                         Corporation (now iGate Capital Corporation).
                       10.48(h)          Warrant issued to Mastech Corporation (now iGate
                                         Capital Corporation), dated as of January 11,
                                         2000.
                       10.50(i)          Subscription Agreement dated as of April 20,
                                         2000, by and between the Registrant and US West
                                         Internet Ventures, Inc.
                       10.51(i)          Registration Rights Agreement dated as of April
                                         20, 2000 by and between the Registrant and US
                                         West Internet Ventures, Inc.
                       10.52(i)          Warrant issued to US West Internet Ventures,
                                         Inc., dated as of April 20, 2000.
                       10.53(i)          Board Nomination and Observer Rights Agreement
                                         dated April 20, 2000.
                       10.54(j)*         Application Hosting Agreement dated April 20,
                                         2000 between the Company and US West
                                         Interprise America, Inc.
                       10.55(k)          Employment Agreement, dated August 8, 2000, with
                                         Daniel J. Neal
                       10.56(k)          Amendment No. 1 to Employment Agreement with
                                         Narasimhan P. Kannan dated August 10, 2000
                       21.1(k)           List of Subsidiaries.
                       23.1              Consent of Ernst & Young, LLP, Independent Auditors
                       99.1(k)           Audit Committee Charter

----------

         * Confidential treatment granted.

        (a) Incorporated by reference to the similarly numbered Exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-12135).

        (b) Incorporated by reference to the similarly numbered Exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

        (c) Incorporated by reference to the identically numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

        (d) Incorporated by reference to the identically numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

        (e) Incorporated by reference to the identically numbered Exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

        (f) Incorporated by reference to the corresponding appendix filed with the Registrant's preliminary proxy materials on Schedule 14A dated July 16, 1999 for its 1999 annual meeting of stockholders.

        (g) Incorporated by reference to the similarly numbered Exhibit to the Registrant's Registration Statement on Form S-1 (No. 333-83885) filed with the SEC on July 27, 1999, as amended.

        (h) Incorporated by reference to the similarly numbered Exhibit to the Registrant's current Report on Form 8-K filed January 13, 2000.

        (i) Incorporated by reference to the similarly numbered Exhibit to the Registrant's current Report on Form 8-K filed May 1, 2000.

        (j) Incorporated by reference to the similarly numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q filed May 15, 2000.

        (k) Incorporated by reference to the similarly numbered Exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

ITEM 17.        UNDERTAKINGS

        (a)     The undersigned registrant hereby undertakes as follows:

                (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

                        (i)     To include any prospectus required by
                                Section 10(a)(3) of the Securities Act;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person or the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certified that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on this 30th day of April 2001.

                                    VCAMPUS CORPORATION


                                    By:     /s/ Daniel J. Neal
                                            ------------------
                                            Daniel J. Neal
                                            Chief Executive Officer

                                POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Narasimhan P. Kannan and Michael A. Schwien, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statements filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                               CAPACITY                 DATE
          ----------------------------------        --------------------     ---------------

          /s/ Narasimhan P. Kannan                  Chairman of the Board    April 30, 2001
          ------------------------                      Of Directors
                      Narasimhan P. Kannan

          /s/ Daniel J. Neal                       Chief Executive Officer   April 30, 2001
          ---------------------------------              (Principal
                      Daniel J. Neal                 Executive Officer)


          /s/ Michael A. Schwien                   Chief Financial Officer   April 30, 2001
          ----------------------------------         (Principal Financial
                      Michael A. Schwien            and Accounting Officer)


          /s/ Edson D. deCastro                           Director           April 30, 2001
          ---------------------------------
                      Edson D. deCastro

          /s/ Barry K. Fingerhut                          Director           April 30 2001
          ----------------------
                      Barry K. Fingerhut

          /s/ William E. Kimberly                         Director           April 23, 2001
          ---------------------------------
                     William E. Kimberly

          /s/ John D. Sears                               Director           April 19, 2001
          ---------------------------------
                      John D. Sears

          /s/ Ashok Trivedi                               Director           April 30, 2001
          ---------------------------------
                      Ashok Trivedi

          /s/ Martin E. Maleska                           Director           April 23, 2001
          ---------------------------------
                      Martin E. Maleska